                                                                  Exhibit 99



                            [SOLUTIA Letterhead]


FOR IMMEDIATE RELEASE
-------------------------------------------------------------------------------
                     Contact: Investor Relations - Marleen Judge  314-674-7777
                              Media - Liesl Livingston 314-674-5555

                        SOLUTIA REPORTS THIRD QUARTER
                           LOSS OF $1.70 PER SHARE

SALES SUMMARY
FROM CONTINUING OPERATIONS ($M)

                                            SALES           CHANGE FROM           CHANGE FROM
                                           3Q 2003            3Q 2002               2Q 2003
                                           -------            -------               -------
Performance Products and Services           $253                +3%                   -3%
Integrated Nylon                            $325                -1%                   -7%
Total Net Sales                             $578                +1%                   -5%


         ST. LOUIS, Oct. 23, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE: SOI) today reported a third quarter net loss of $178 million, or $1.70 per share, on net sales of $578 million. This compares to a loss from continuing operations for the third quarter of 2002 of $6 million, or 6 cents per share, on net sales of $574 million.

         The net loss for the third quarter of 2003 included charges of $156 million after tax or $1.49 per share. These charges included $5 million after tax related to the Company's adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," that was recorded as a cumulative effect of change in accounting principle for consolidating the variable interest entity which holds the Company's lease on its corporate headquarters building in St. Louis, Missouri. This charge was not included in previous communication as the accounting guidance as to the effective date of this adoption had not been finalized at the time of that communication. Additionally, the impact of adoption resulted in the consolidation of $37 million of fixed assets and $43 million of debt and, prospectively, will result in a reclass of approximately $3 million of rent expense to interest expense.

         The third quarter loss from continuing operations in 2003 also included charges of $151 million after tax resulting from several events. A charge of $76 million after tax was recorded for the previously announced Alabama PCB settlement and to increase certain other litigation accruals. This charge included $37 million after tax for the warrants issuable to Monsanto and represents the value determined as of the date of the courts approval of the settlement. The Astaris joint venture, in which the Company has a fifty percent ownership stake, recorded restructuring charges during the quarter to reduce fixed costs through selective product and facility rationalizations, including the Conda, Idaho, purified wet acid facility which has performed significantly below expectations established during the formation of the joint venture. Solutia's share of these charges was $57 million after tax. In addition, as required by SFAS No. 88, the Company recorded a pension settlement charge of $18 million after tax. The pension settlement was triggered by a significant level of year-to-date lump sum distributions from the Company's qualified pension plan, primarily related to headcount reductions. The third quarter loss from continuing operations in 2002 included a pension settlement charge of $8 million after tax and a legal settlement charge of $3 million after tax.

         After consideration of these charges, Solutia's results for the third quarter versus the year ago period were also negatively impacted by elevated raw material and energy costs, the extended down time at the acrylonitrile facility at the Alvin, Texas plant and lower sales volumes, offset to some extent by improved manufacturing performance and favorable currency exchange rates.

         "In the past few months, we settled the Alabama PCB litigation and we completed the refinancing of our credit facility. Notwithstanding these accomplishments, there is still much to be done to improve the overall operational and financial health of the Company," said John Hunter, chairman and chief executive officer. "We continue to take cost containment actions and we continue to focus on the significant financial issues ahead of us including addressing debt maturities, reducing our leverage, managing the continuing drain from legacy liabilities and satisfying our pension funding obligations. We will continue to explore all alternatives to properly address these issues," Hunter said.

YEAR-TO-DATE RESULTS FROM CONTINUING OPERATIONS

         For the nine months ended September 30, 2003, Solutia's loss from continuing operations was $228 million, or $2.18 per share, on net sales of $1,785 million. The loss from continuing operations for the first nine months of 2003 included the aforementioned charges of $151 million incurred during the third quarter, an environmental charge of $17 million after tax for the Anniston, Alabama partial consent decree and charges of $19 million after tax primarily related to workforce reductions of approximately 460 positions and restructuring charges at the Flexsys and Astaris joint ventures, partially offset by a gain of $3 million after tax from the recovery of a previously written off customer account. This compares to income from continuing operations for the first nine months of 2002 of $9 million, or 9 cents per share, on net sales of $1,679 million. Earnings from continuing operations for the nine months ended September 30, 2002, included a gain of $3 million after tax from the sale of Solutia's interest in the Advanced Elastomer Systems joint venture, a pension settlement charge of $8 million after tax and a legal settlement charge of $3 million after tax.

         The decline in earnings for the first nine months of 2003 was primarily due to elevated raw material and energy costs, increased interest expense and lower sales volumes offset to some extent by higher sales prices, favorable currency exchange rate fluctuations and improved manufacturing operations.

SEGMENT DATA

         Performance Products and Services' net sales for the third quarter of 2003 increased $7 million compared to the same period of 2002 primarily due to strengthened foreign currencies and modestly higher volumes. This sales increase was primarily in the Performance Films product lines and in Industrial Products. Pharmaceutical Services had a quarterly sales decline due to lower volumes.

         Performance Products and Services' profitability in the quarter increased $3 million versus the prior-year quarter. This increase was primarily due to higher net sales and favorable manufacturing variances, partially offset by higher raw material costs.

         For the first nine months of 2003, Performance Products and Services' net sales increased $42 million over the comparable prior year period primarily due to favorable currency exchange rate fluctuations and modest volume gains. Segment profitability increased $2 million primarily because of increased sales volume, lower marketing, administrative and technological expenses, and favorable manufacturing operations partially offset by severance charges associated with workforce reductions and increased raw material costs.

         Integrated Nylon's net sales for the third quarter of 2003 decreased $3 million compared to the third quarter of 2002 because of volume declines in acrylic fibers, partially offset by higher average selling prices. Price increases occurred principally in nylon intermediate chemicals. In addition, carpet fibers recorded modest improvements in average selling prices and volumes. Acrylic fiber sales volumes were down considerably reflecting weakness in the U.S. textiles industry which prompted the previously announced downsizing of this business.

         Integrated Nylon's segment profitability decreased $16 million over the prior year quarter. This was primarily due to higher raw material and energy costs of approximately $18 million and the extended down time at the acrylonitrile facility at the Alvin, Texas plant, offset by cost containment activities completed in the current year.

         For the first nine months of 2003, Integrated Nylon's net sales increased $64 million over the comparable prior year period because of higher average selling prices, partially offset by sales volume declines principally in acrylic fiber. Segment profitability declined by $64 million primarily because of approximately $125 million of higher raw material and energy costs and severance charges associated with cost reduction initiatives, partially offset by increased sales.

LIQUIDITY

         Cash provided by continuing operations was $45 million in the third quarter of 2003, compared to $18 million in the third quarter of 2002. Solutia reported free cash flow (cash flow from continuing operations less capital expenditures as presented on the statement of cash flows) of $32 million for the third quarter, after funding $13 million of capital expenditures. This compares to free cash flow of $1 million in the third quarter of 2002, after funding $17 million of capital expenditures. The increase in free cash flow was principally due to a $25 million advance payment received from Monsanto during the quarter for goods to be shipped over the next year, and no voluntary contributions to the qualified pension plan, partially offset by lower earnings. In exchange for the advance payment received from Monsanto, Solutia agreed to a modification of an existing supply contract.

         Cash and available borrowings as of September 30, 2003, after taking into consideration the impact of the new credit facility which was completed on October 9, 2003, was approximately $150 million.

OUTLOOK

         While some broad indicators have shown recent evidence of a domestic economic recovery, we, like many of our peers, have not experienced the recovery and we remain guarded as to its timing and pace. Given the recent rise in energy costs, sluggish demand and weak consumer confidence, we do not expect a meaningful improvement in operating results for the fourth quarter 2003 or first quarter 2004. Accordingly, and consistent with the terms of our new credit facility, no dividends will be paid in the calendar year 2003.

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements including statements regarding litigation matters, future cost of raw materials and energy, earnings, and free cash flow. These statements are based on current expectations, but results may differ materially, depending on such important factors as world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy costs, currency and interest rate fluctuations, success in implementing pricing actions and managing spending, operating rates, exposure to product liability and other litigation costs, environmental remediation, cost of debt, and other factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended June 30, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia...Solutions For A Better Life.

CONFERENCE CALL

         Solutia will host a conference call on Friday, October 24, 2003 at 9 a.m. CDT to discuss its performance. The call will be simulcast on Solutia's homepage at, http://www.solutia.com/pages/corporate/investors/investor_relations.asp under the teleconferences and presentations tab. The call will be available to investors on the Internet site for approximately five days following the call.

Source: Solutia Inc.
St. Louis

Date 10/23/03

                                                      Solutia Inc.
                                        Statement of Consolidated Income (Loss)
                                    (Dollars in millions, except per share amounts)
                                                      (Unaudited)

                                                               Three Months                         Nine Months
                                                           Ended September 30,                  Ended September 30,
                                                      ---------------------------         -----------------------------
                                                           2003          2002                  2003            2002
                                                      ------------   ------------         -------------   -------------
Net Sales                                             $     578      $     574            $   1,785       $   1,679
Cost of Goods Sold                                          628            488                1,717           1,410
                                                      ------------   ------------         -------------   -------------
Gross Profit                                                (50)            86                   68             269

Marketing Expenses                                           38             39                  117             110
Administrative Expenses                                      43             32                  106              95
Technological Expenses                                       14             13                   37              36
Amortization Expense                                          1              1                    2               2
                                                      ------------   ------------         -------------   -------------

Operating Income (Loss)                                    (146)             1                 (194)             26
Equity Earnings (Loss) from
Affiliates - Net of Tax                                     (58)             5                  (60)             17
Interest Expense                                            (25)           (25)                 (73)            (60)
Other Income - Net                                            1              4                    9              13
                                                      ------------   ------------         -------------   -------------
Loss Before Income Taxes                                   (228)           (15)                (318)             (4)
Income Taxes (Benefit)                                      (55)            (9)                 (90)            (13)
                                                      ------------   ------------         -------------   -------------
Income (Loss) from Continuing Operations
Before Discontinued Operations and Cumulative
Effect of Change in Accounting Principle                   (173)            (6)                (228)              9
Income (Loss) from Discontinued Operations,
Net of Tax                                                    -              6                   (2)             28
Cumulative Effect of Change in Accounting
Principle, net of tax                                        (5)             -                   (5)           (167)
                                                      ------------   ------------         -------------   -------------
Net Income (Loss)                                     $    (178)     $       -            $    (235)      $    (130)
                                                      ------------   ------------         -------------   -------------

Diluted Earnings (Loss) Per Share                     $   (1.70)     $       -            $   (2.25)      $   (1.24)
                                                      ------------   ------------         -------------   -------------

Weighted Average Equivalent Shares                        104.5          104.8                104.6           105.0
                                                      ------------   ------------         -------------   -------------

                                 Solutia Inc.
                                 Segment Data
                            (Dollars in millions)
                                 (Unaudited)

                                                          Three Months                           Nine Months
                                                       Ended September 30,                   Ended September 30,
                                                   ---------------------------         -----------------------------
                                                       2003           2002                  2003            2002
                                                   ------------   ------------         -------------   -------------
                                                        Net            Net                  Net             Net
Segment:                                               Sales          Sales                Sales           Sales
                                                   ------------   ------------         -------------   -------------
   Performance Products and Services               $     253      $     246            $     757       $     715
   Integrated Nylon                                      325            328                1,028             964
                                                   ------------   ------------         -------------   -------------
Consolidated Totals                                      578            574                1,785           1,679
                                                   ------------   ------------         -------------   -------------

Segment:                                              Profit         Profit               Profit          Profit
                                                   ------------   ------------         -------------   -------------
   Performance Products and Services (a)           $      30      $      27            $      73       $      71
   Integrated Nylon (b)                                  (19)            (3)                 (50)             14
                                                   ------------   ------------         -------------   -------------
Segment Totals                                            11             24                   23              85
Corporate Expenses (c)                                  (158)           (21)                (214)            (53)
Equity Earnings (Loss) from
   Affiliates - Net of Tax (d)                           (58)             5                  (61)             16
Interest Expense                                         (25)           (25)                 (73)            (60)
Other Income - Net (e), (f)                                2              2                    7               8
                                                   ------------   ------------         -------------   -------------
Income Before Income Taxes                         $    (228)      $    (15)            $   (318)       $     (4)
                                                   ------------   ------------         -------------   -------------

(a) Performance Products and Services' profit for three and nine months ended September 30, 2003 includes severance charges of $1 million and $12 million, respectively, related to workforce reductions.

(b) Integrated Nylon loss for the nine months ended September 30, 2003 includes severance charges of $5 million related to workforce reductions. For the nine months ended September 30, 2002, amount includes a $5 million charge from the resolution of a construction dispute with the contractor of the acrylonitrile plant in Alvin, Texas.

(c) For the three and nine months ended September 30, 2003, corporate expenses include a $99 million charge related to the Company's share of the Anniston PCB litigation settlement and to increase certain other litigation accruals, and a $30 million charge related to a pension settlement loss as required by SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." For the nine months ended September 30, 2003, corporate expenses includes an environmental charge of $27 million for the partial consent decree approved on August 4, 2003 related to remediation at Anniston, Alabama, and severance charges of $4 million related to workforce reductions. For the nine months ended September 30, 2002, amount includes a a $13 million charge for a pension settlement loss.

(d) For the three and nine months ended September 30, 2003, amounts include severance related to workforce reductions and other restructuring charges at Flexsys and Astaris of $57 million and $64 million, respectively.

(e) For the nine months ended September 30, 2003, amount includes a gain of $4 million related to the recovery of certain receivables, established prior to 1997, which had previously been written off.

(f) For the nine months ended September 30, 2002, amount includes a gain of $5 million from the sale of Solutia's 50 percent interest in the Advanced Elastomer Systems joint venture.

                                          Solutia Inc.
                          Statement of Consolidated Financial Position
                                     (Dollars in millions)

                                                          September 30,   December 31,
ASSETS                                                        2003            2002
                                                          -------------   ------------
                                                           (Unaudited)
Current Assets:
   Cash and cash equivalents                              $      55       $      17
   Receivables and prepaids                                     423             384
   Deferred income tax benefit                                  142             108
   Inventories                                                  247             262
   Assets of Discontinued Operations                              -             636
                                                          -------------   ------------
      Total Current Assets                                      867           1,407
                                                          -------------   ------------

Net Property, Plant and Equipment                               945             930
Investments in Affiliates                                       204             232
Net Goodwill                                                    147             144
Net Identified Intangible Assets                                 67              66
Long-term Deferred Income Tax Benefit                           384             290
Other Assets                                                    240             273
                                                          -------------   ------------
Total Assets                                              $   2,854       $   3,342
                                                          -------------   ------------

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable                                       $     159       $     234
   Accrued liabilities                                          509             449
   Short-term debt                                               86             358
   Liabilities of Discontinued Operations                         -             165
                                                          -------------   ------------
      Total Current Liabilities                                 754           1,206
                                                          -------------   ------------

Long-Term Debt                                                  909             839
Postretirement Liabilities                                    1,132           1,164
Other Liabilities                                               428             382

Shareholders' Deficit:
   Common stock                                                   1               1
   Additional Contributed Capital                                56              19
   Treasury stock                                              (251)           (251)
   Net deficiency of assets at spinoff                         (113)           (113)
   Accumulated other comprehensive loss                         (68)           (146)
   Reinvested earnings                                            6             241
                                                          -------------   ------------
      Total Shareholders' Deficit                              (369)           (249)
                                                          -------------   ------------
Total Liabilities and Shareholders' Deficit               $   2,854       $   3,342
                                                          -------------   ------------

                                                      Solutia Inc.
                                          Statement of Consolidated Cash Flows
                                                  (Dollars in millions)
                                                       (Unaudited)

                                                                                            Nine Months
                                                                                        Ended September 30,
                                                                                   -----------------------------
                                                                                        2003            2002
                                                                                   -------------   -------------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net loss                                                                             $     (235)     $     (130)
Adjustments to reconcile to Cash From Operations:
        Cumulative effect of change in accounting principle, net of tax                       5             167
        Depreciation and amortization                                                       102             100
        (Income) Loss from discontinued operations, net of tax                                2             (28)
        Amortization of deferred credits                                                    (10)            (11)
        Restructuring expenses and other special items                                      237              18
        Other, net                                                                           12               3
        Changes in assets and liabilities:
            Income and deferred taxes                                                      (101)             50
            Trade receivables                                                                (3)            (27)
            Inventories                                                                      15             (12)
            Accounts payable                                                                (75)             13
            Other assets and liabilities                                                     55             (86)
                                                                                   -------------   -------------
Cash Provided by Continuing Operations                                                        4              57
Cash Provided by (Used in) Discontinued Operations                                          (11)             30
                                                                                   -------------   -------------
Cash Provided by (Used in) Operations                                                        (7)             87
                                                                                   -------------   -------------

Investing Activities:
  Property, plant and equipment purchases                                                   (59)            (44)
  Acquisition and investment payments, net of cash acquired                                 (48)            (31)
  Property disposals and investment proceeds                                                  1             107
                                                                                   -------------   -------------
Cash Provided by (Used in) Investing Activities-Continuing Operations                      (106)             32
Cash Provided by (Used in) Investing Activities-Discontinued Operations                     475              (8)
                                                                                   -------------   -------------
Cash Provided by Investing Activities                                                       369              24
                                                                                   -------------   -------------

Financing Activities:
  Net change in short-term debt obligations                                                (272)           (107)
  Proceeds from issuance of long-term debt obligations                                        -             182
  Restricted cash for repayment of October 2002 maturities                                    -            (150)
  Issuance of stock warrants                                                                  -              19
  Deferred debt issuance cost                                                                (6)            (28)
  Common stock issued under employee stock plans                                              -               2
  Other, net                                                                                (41)            (15)
                                                                                   -------------   -------------
Cash Used in Financing Activities - Continuing Operations                                  (319)            (97)
Cash Used in Financing Activities - Discontinued Operations                                  (5)            (18)
                                                                                   -------------   -------------
Cash Used in Financing Activities                                                          (324)           (115)
                                                                                   -------------   -------------

Increase (Decrease) in Cash and Cash Equivalents                                             38              (4)

Cash and Cash Equivalents:
Beginning of Year                                                                            17              23
                                                                                   -------------   -------------
End of Period                                                                        $       55      $       19
                                                                                   -------------   -------------


                                                            Three Months                    Nine Months
                                                         Ended September 30,            Ended September 30,
                                                     ---------------------------   -----------------------------
Free Cash Flow Reconciliation:                           2003           2002            2003            2002
                                                     ------------   ------------   -------------   -------------
Cash Provided by Continuing Operations                        45             18               4              57
Less: Property, plant and
   equipment purchases                                        13             17              59              44
                                                     ------------   ------------   -------------   ------------
Free Cash Flow                                       $        32    $         1      $      (55)     $       13
                                                     ------------   ------------   -------------   ------------